Exhibit 99.1
Contact: Investor Relations
708.483.1300 ext 1331

TreeHouse Foods Announces the Retirement of Gregg L. Engles from Board
WESTCHESTER, IL., February 28, 2008 — TreeHouse Foods, Inc. (NYSE:THS) announced that Mr. Gregg L. Engles notified the Board of Directors today that he has decided to retire from the Board by not standing for re-election at the Company’s 2008 Annual Stockholders Meeting.
Mr. Sam K. Reed, Chairman and Chief Executive Officer of the Company commented that “Gregg has been a great board member and terrific business partner. The successful spin-off of TreeHouse from Dean Foods in 2005 was a direct result of his foresight and resolve. We would like to thank Gregg for his dedicated service to the Company’s stockholders and wish him the best in all future endeavors.”
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ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.